Exhibit 99.1




                                  PRESS RELEASE

                           GOLDEN STAR RESOURCES LTD.

                    DRILLING RESULTS FROM ANTINO IN SURINAME

                            DENVER - JANUARY 8, 1997

Golden Star Resources Ltd. (Golden Star) is pleased to announce results from the first phase of core drilling on the Antino property, located in southeastern Suriname. Golden Star has the right to earn a 100% interest in the Right of Exploration granted to a local Surinamese company with respect to Antino. The Antino property hosts two significant anomalous areas known as Upper and Lower Antino. The object of the first phase of core drilling has been Upper Antino where soil sampling and deep augering had previously identified four targets: the Central, Middle, Northwest and Northeast zones. A total of 35 holes totaling approximately 3,100 meters were drilled to test potential gold bearing zones at both Upper and Lower Antino.

The focus of the core drilling has been the Central zone of Upper Antino, where 20 holes totaling approximately 1,800 meters drilled on 50-meter centers, have verified the existence of a strongly mineralized, northwest striking and steeply dipping tabular shear zone over a strike length of approximately 350 meters to a vertical depth of approximately 100 meters. Results from this core drilling are presented in Table 1. The shear zone underlies a mineralized saprolite profile exhibiting economic gold grades across a surface area of up to 65 meters in width, as previously announced. At depth in hard rock, the shear zone reaches true widths of up to 8 meters. Gold mineralization is related to quartz veining and the presence of sulfides, principally pyrite, pyrrhotite and chalcopyrite. Based upon the first phase of drilling, mineralization within the shear zone exhibits a weighted average gold grade of approximately 12 g/t over an average true thickness of approximately 4 meters. To the north, the shear zone is believed to be offset to the east by a late east-west striking fault, and extends further to the north at least another 150 meters on the basis of prior deep augering and two core drill holes, UA-024 and UA-029. This potential strike extension remains open to the north and at depth.

Core drilling is scheduled to recommence January 15, following the holiday break. The purpose of the second phase of drilling is to test for continuity of mineralization at depth on the main shear in the Central zone of Upper Antino to a vertical depth of 400 meters over the 350 meter strike length of the zone. Concurrently, a program of ground geophysics and additional deep augering will be conducted to allow for improved structural interpretation and planning of additional core drilling of the potential offset extensions of the main Central zone shear both to the north and south. Deep augering is planned to continue in the Northwest and Northeast zones of Upper Antino as well as the principal anomalous zones of Lower Antino.





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Dr. Peter Donald, Golden Star country manager for Suriname, stated, "The discovery of the mineralized shear zone in the Central zone of Upper Antino is exciting. Our next phase of core drilling will seek to expand the mineralized inventory of the main zone at depth. We also intend to demonstrate that the main shear zone extends along strike to the north and south. We will be using geophysical surveys and deep augering to improve our understanding and interpretation of what we now believe to be offset extensions. This type of mineralized body is similar to those found in the Abitibi belt in Canada, where depth potential tends to be as great as strike length. At the same time, these types of deposits tend to pinch and swell within the host shear zone. Going forward, we will put considerable effort into interpreting the structure and the controls to mineralization in order to determine those portions of the zone that offer the best opportunity to intercept economic grades and widths at depth and along strike. The minable widths and weighted average grade of approximately
0.35 ounces/ton exhibited by the first phase of drilling give us the confidence to continue pursuing aggressive exploration to develop a significant deposit at Upper Antino during 1997."

The above forward-looking statements involve risks and uncertainties including those relating to exploration, the establishment of reserves, potential mine development and the recovery of any reserves. Please refer to a discussion of these and other factors in Golden Star's 10-K, 10-Q and other Securities and Exchange Commission filings.

Golden Star Resources Ltd. is a gold and diamond exploration company which holds a 30% common share equity interest in the Omai Mine in Guyana, one of the largest gold mines in South America. Golden Star also holds significant gold and diamond exploration interests in South America and Africa. Golden Star's common shares are listed on The Toronto Stock Exchange (under the symbol "GSC") and the American Stock Exchange (under the symbol "GSR"). Golden Star warrants trade on The Toronto Stock Exchange under the symbol "GSC.WT."

For additional information, please contact:

GOLDEN STAR RESOURCES LTD.
RICHARD A. WINTERS
Vice President-Corporate Development
303-830-9000 OR 800-553-8436
Denver, Colorado





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